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                                                                     Exhibit 3.1

                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                                INTELISPAN, INC.


         Intelispan, Inc. (the "Corporation"), a corporation organized and existing under the Laws of the State of Washington, originally incorporated on September 24, 1996, and having previously adopted certain amendments to its Articles of Incorporation duly approved by the Shareholders and/or Board of the Corporation, sets forth the following amended and restated Articles of Incorporation pursuant to RCW 23B.10.070.


                                    ARTICLE I
                               NAME OF CORPORATION

         The name of the Corporation shall be:   INTELISPAN, INC.


                                   ARTICLE II
                             DURATION OF CORPORATION

         The period of duration of the Corporation shall be perpetual.

                                   ARTICLE III
                              CORPORATION PURPOSES

         The purpose or purposes for which the Corporation is organized are:

         Section 1.

                  To lend and sell equipment and supplies to third parties.

         Section 2.

                  In general, to carry on any lawful business whatsoever in connection with the foregoing which is calculated, directly or indirectly, to promote the interests of the Corporation or to enhance the value of its properties.



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Section 3.

                  To engage in and carry on any lawful business or trade, regardless of whether or not said business or trade is directly or indirectly related to the business referred to in Section 1 of Article III and to exercise all powers granted to a corporation formed under the Washington Business Corporation Act, including any amendments thereto or successor statutes that may hereinafter be enacted.

                                   ARTICLE IV
                                 CAPITALIZATION

         The aggregate number of shares which the Corporation shall have the authority to issue is 100,000,000 shares of Common Stock having a par value of $0.0001 per share and 10,000,000 shares of Preferred Stock with a par value of $0.0001 per share. There shall be no other class or shares of stock in the Corporation. The Corporation shall have the right to purchase, take, receive or to otherwise acquire, hold, own, pledge, transfer and dispose of its own shares, to the extent of both its unrestricted and unreserved capital surplus.

         The Preferred Stock may be issued, from time to time, in one or more series, each of such series to have such designation and such dividend, liquidation, conversion and other preferences, limitations, voting powers and relative rights as are fixed by the Board of Directors from time to time. Authority is hereby expressly vested in and granted to the Board of Directors of the Corporation, subject to the provisions of this Paragraph and state law, to adopt a resolution or resolutions dividing the shares of Preferred Stock into one or more series.

                                    ARTICLE V
                              NO PREEMPTIVE RIGHTS

         Shareholders shall have no preemptive rights to acquire additional shares offered for sale by the corporation.

                                   ARTICLE VI
                              NO CUMULATIVE VOTING

         Each shareholder entitled to vote at any election for Director shall have the right to vote, in person or by proxy, the number of shares owned by him for as many persons as there are Directors to be elected and for whose election he has a right to vote, and no shareholder shall be entitled to cumulate his votes.




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                                   ARTICLE VII
                               GENERAL PROVISIONS

Section 1.

         The Board of Directors shall have full power to adopt, alter, amend, or repeal the Bylaws or adopt new Bylaws. Nothing herein shall deny the concurrent power of the shareholders to adopt, alter, amend, or repeal the Bylaws.

Section 2.

         The Corporation reserves the right to amend, alter, change, or repeal any provisions contained in its Articles of Incorporation in any manner now or hereafter prescribed or permitted by statue. All rights of shareholders of the Corporation are granted subject to this reservation.

Section 3.

         The Corporation may enter into contracts and otherwise transact business as a vendor, purchaser, or otherwise, with its Directors, Officers, and shareholders and with corporations, associations, firms and entities in which they are or may be or become interested as Directors, Officers, shareholders, members, or otherwise, as freely as though such adverse interests did not exist, even though the vote, action or presence of such Director, Officer or shareholder may be necessary to obligate the corporation upon such contracts or transactions; and in the absence of fraud, no such Director, Officer of shareholder shall be held liable to account to the Corporation, by reason of such adverse interest or by reason of any fiduciary relationship to the corporation arising out of such office or stock ownership, for any profit or benefit realized by him through any such contract or transaction; provided that in the case of Directors and Officers of the Corporation (but not in the case of shareholders who are not Directors or Officers), the nature of the interest of such Director of Officer, though not necessarily the details or extent thereof, be disclosed or known to the Board of Directors of the Corporation, at the meeting thereof at which such contract or transaction is authorized or confirmed. A general notice that a Director or Officer of the Corporation is interested in any corporation, association, firm, or entity shall be sufficient disclosure as to such Director or Officer with respect to all contracts and transactions with that corporation, association, firm, or entity.

                                  ARTICLE VIII
                          REGISTERED OFFICE AND ADDRESS

         The address of the registered office of the Corporation is CT Corporation System, 520 Pike Street, Seattle, WA 98101.




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                                   ARTICLE IX
                               BOARD OF DIRECTORS

Section 1.

         The number, qualifications, terms of office, manner of election, time and place of meetings, and powers and duties of the Directors shall be prescribed in the Bylaws.

Section 2.

         A Director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for conduct as a Director, except for:

                  (a) Acts or omissions involving intentional misconduct by the Director or a knowing violation of law by the Director;

                  (b) Conduct violating RCW 23B.08.310 (which involves certain distributions by the Corporation); or

                  (c) Any transaction from which the Director will personally receive a benefit in money, property, or services to which the Director is not legally entitled.

         If the Washington Business Corporation Act is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Washington Business Corporation Act, as so amended. Any repeal or modification of the foregoing paragraph by the shareholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation with respect to any acts or omissions of such Director occurring prior to such repeal or modification.

                                    ARTICLE X
                                 IDEMNIFICATION
Section 1.

         The Corporation shall indemnify its Directors and Officers to the fullest extent permitted by the Washington Business Corporation Act now or hereafter in force. However, such indemnity shall not apply on account of:

                  (a) Acts or omissions of the Director or Officer finally adjudged to be intentional misconduct or a knowing violation of law;

                  (b) Conduct of the Director or Officer finally adjudged to be in violation of RCW 23B.08.310; or,



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                  (c) Any transaction with respect to which it was finally
adjudged that such Director or Officer personally received a benefit in money, property, or services to which the Director was not legally entitled.

         The Corporation shall advance expenses for such persons pursuant to the terms set forth in the Bylaws, or in a separate Directors' resolution or contract.

Section 2.

         The Board of Directors may take such action as is necessary to carry out these indemnification and expense advancement provisions. The Corporation is expressly empowered to adopt, approve and amend from time to time such Bylaws, resolutions, contracts, or further indemnification and expense advancement arrangements as may be permitted by law, implementing these provisions. Such Bylaws, resolutions, contracts, or further arrangements shall include but not be limited to implementing the manner in which determinations as to any indemnity or advancement of expenses shall be made.

Section 3.

         No amendment or repeal of this Articles shall apply to or have any effect on any right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.


                  IN WITNESS WHEREOF, the Corporation has adopted these Amended and Restated Articles of Incorporation this February 10, 1999.




                                    /s/ James D. Shook
                                    ---------------------
                                    James D. Shook
                                    Secretary









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                        CERTIFICATE OF RESTATEMENT OF THE
                        AMENDED ARTICLES OF INCORPORATION
                                       OF
                                INTELISPAN, INC.

We, the undersigned President and Secretary of Intelispan, Inc., do hereby certify as follows:

         That the Shareholders of said corporation at a meeting duly convened, held on January 29, 1999, adopted a resolution to amend the Amended Articles of Incorporation originally filed on September 24, 1996, and amended on July 22, 1998, as follows:

ARTICLE IV (Capitalization) is hereby amended to read as follows:

         The aggregate number of shares which the Corporation shall have the authority to issue is 100,000,000 shares of Common Stock having a par value of $0.0001 per share and 10,000,000 shares of Preferred Stock with a par value of $0.0001 per share. There shall be no other class or shares of stock in the Corporation. The Corporation shall have the right to purchase, take, receive or to otherwise acquire, hold, own, pledge, transfer and dispose of its own shares, to the extent of both its unrestricted and unreserved capital surplus.

         The Preferred Stock may be issued, from time to time, in one or more series, each of such series to have such designation and such dividend, liquidation, conversion and other preferences, limitations, voting powers and relative rights as are fixed by the Board of Directors from time to time. Authority is hereby expressly vested in and granted to the Board of Directors of the Corporation, subject to the provisions of this Paragraph and state law, to adopt a resolution or resolutions dividing the shares of Preferred Stock into one or more series.

The number of shares of the Corporation outstanding and entitled to vote on such Amendment was 18,031,136, said amendment has been consented to and approved by the Board of Directors on December 23, 1998 and approval of two-thirds of the outstanding shares of Common Stock of Intelispan, Inc. on January 29, 1999 in accordance with RCW 23B.10.030.

         FURTHER, that by Written Consent of the Board of Directors dated February 10, 1999, Article XI (Incorporator) be deleted and that Article VIII (Registered Office and Address) be revised to accurately reflect the Corporation's current registered agent, as follows:

         The address of the registered office of the Corporation is CT Corporation System, 520 Pike Street, Seattle, WA 98101





/s/ Peter A. Nelson                               /s/ James D. Shook
---------------------------------                 -----------------------------
Peter A. Nelson, President                        James D. Shook, Secretary

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                         CERTIFICATE OF AMENDMENT TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                                INTELISPAN, INC.

We, the undersigned President and Secretary of Intelispan, Inc., do hereby certify as follows:

         Pursuant to RCW 23B.06.020, the Board of Directors of said corporation have designated the rights of its Series A Preferred by unanimously adopting on August 16, 1999, the following amendment as an addition to Article IV the Articles of Incorporation of Intelispan, Inc.:


         The rights, preferences, privileges, and restrictions granted to and imposed on the Series A Preferred Stock, which series consists of 25,600 shares, are as follows:

         a. SERIES A 10% CONVERTIBLE PARTICIPATING PREFERRED STOCK (THE
"SHARES")

         Priority Value. The Shares will have preference in payment of dividends and in liquidation distributions (to $100 per Share) over the Company's Common Stock. In the event of any Liquidation Event, the holders of Shares will be entitled to receive $100 per Share, plus any cumulative but unpaid dividends accrued before the holders of Common Stock receive any distribution. Issuance of additional preferred shares and their associated rights are subject to approval by the Board of the Company. A "Liquidation Event" shall mean any liquidation, dissolution or winding-up of the Company.

         Conversion and Redemption Rights. Beginning six months after the Closing of the Offering, each Share will be convertible into 50 shares of Intelispan's Common Stock (based on a conversion price of $2 per share of common stock). The Company may redeem Shares, at its option, only in whole (not in part) at a price of $100 plus accrued and unpaid dividends, if the Common Stock has closed at a price of at least $6 for 20 out of 30 consecutive trading days. The Shares automatically convert into Common Stock if either: (a) the Common Stock closes at a price of at least $8 for a period of 20 out of 30 consecutive trading days; (b) Intelispan raises at least an additional $6 million in gross proceeds from the public or private sale of its Common Stock after this Offering is Closed, at a price of at least $5 per share of Common Stock; or (c) Intelispan completes a merger where it is not the surviving legal entity.

         Dividends. Each Share has a $10 (10%) annual dividend, payable quarterly, payable each May 1, August 1, November 1 and February 1, commencing on May 1, 1999. The dividend accrual on May 1, 1999 will be pro rated to actual date of issuance. Intelispan may, in its discretion, pay dividends in whole or in part in its Common Stock, with the value of such Common Stock calculated based on the five-day average closing price ending on the last trading day of the respective dividend declaration date.

         Registration Rights. Subject to holders of the Shares providing Intelispan with an appropriate plan of distribution, Intelispan will use its best efforts to submit appropriate filings to register the Common Stock underlying the Shares with the Securities and
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Exchange Commission as soon as practical following the completion of this
Offering, but in no event later than ninety (90) days following completion of this Offering, provided such filing does not violate applicable securities laws.

         Voting. Until and unless the Shares are converted, holders will be entitled to votes equal to 80% of the number of Shares of Common Stock into which such Shares are convertible. Holders of Shares will vote with the holders of Common Stock as a class on all matters unless otherwise specified.

         Anti-Dilution. In case of any reclassification, capital reorganization or other change of outstanding shares of Common Stock (other than a change in par value or as a result of an issuance of Common Stock by way of dividend or other distribution or of a stock split or reverse stock split), the Company shall cause effective provision to be made so that the Shares shall have the right thereafter, by exercising the Conversion right in the Shares, to convert the Shares into the kind and amount of shares of stock and other securities and property receivable upon such reclassification, capital reorganization or other change, that the Shares would have obtained upon exercising the conversion right immediately prior to such reclassification, capital reorganization or other change.

                  Information Rights. The Company will provide holders of Shares with all notices, reports and other information provided to the holders of the Company's Common Stock.



The above resolution was adopted unanimously by the Board of Directors.



/s/ Peter A. Nelson                          /s/ James D. Shook
----------------------------------           ----------------------------------
Peter A. Nelson, President                   James D. Shook, Secretary



Dated:  August 27, 1999